Exhibit 4(d)

                    THIRD AMENDMENT TO RIGHTS AGREEMENT

                  This Third Amendment to Rights Agreement (this
"Amendment"), dated as of July 23, 2002, is entered into by and between ChemFirst Inc., a Mississippi corporation (the "Company") and American Stock Transfer & Trust Company, as Rights Agent ("AST").

                  WHEREAS, the Company and KeyCorp Shareholder Services, Inc. ("KeyCorp") have entered into a Rights Agreement dated as of October 30, 1996 (the "Agreement"), whereby KeyCorp was appointed as Rights Agent under the Agreement; and

                  WHEREAS, effective May 1, 1997, the Company, KeyCorp and The Bank of New York ("BONY") entered into the First Amendment to Rights Agreement, whereby KeyCorp was removed as Rights Agent and BONY was appointed as Rights Agent under the Agreement; and

                  WHEREAS, effective October 1, 2001, the Company, BONY and AST entered into the Second Amendment to Rights Agreement, whereby BONY was removed as Rights Agent and AST was appointed as Rights Agent under the Agreement; and

                  WHEREAS, the Company wishes to amend the Agreement; and

                  WHEREAS, Section 27 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement), the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of common stock, par value $1.00 per share, of the Company (the "Common Stock").

                  NOW, THEREFORE, the Company and AST hereby agree as follows:

         1. Paragraph (d) of Section 1 of the Agreement is hereby amended by adding to the end of such paragraph (d) the following:

         Notwithstanding the foregoing, for purposes of this Agreement, neither E. I. du Pont de Nemours and Company, a Delaware corporation, nor any of its Affiliates or Associates (collectively, "DuPont") shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any of the shares of Common Stock solely as a result of the execution of that certain Shareholder Agreement dated as of July 23, 2002, by and among DuPont, Purple Acquisition Corporation ("Sub"), a Mississippi corporation and a wholly owned subsidiary of DuPont, J. Kelly Williams, individually and as Trustee of the J. Kelly Williams Revocable Trust U/A/D 7/12/91, Jean P. Williams, as Trustee of the Jean P. Williams Revocable Trust U/A/D 7/12/91, Greenup, L.P. and JKW Holdings, Inc. or that certain Agreement and Plan of Merger, dated as of July 23, 2002, by and among DuPont, Sub and the Company or the consummation of the transactions contemplated thereby in accordance with the terms thereof.

         2. This Amendment shall be deemed to be a contract made under the laws of the State of Mississippi and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

         4. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                     CHEMFIRST INC.




By: /s/ Janet Shealy                        By: /s/  Max P. Bowman
    ----------------                            ---------------------
Name:    Janet B. Shealy                    Name:   Max P. Bowman
Title:   Assistant Secretary                Title:  Vice President & CFO


Attest:                                     AMERICAN STOCK TRANSFER &
                                            TRUST COMPANY



By: /s/  Barry S. Rosenthal                By: /s/ Herbert J. Lemmer
    -----------------------                    ---------------------
Name: Barry S. Rosenthal                   Name:  Herbert J. Lemmer
Title:   V. P.                             Title: Vice President